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Exhibit 3

     This Agreement made as of this 8th day of February, 2000, shall form the basis for our agreement under which Inamco International Corp., a Delaware public corporation ("Inamco") retains the consulting services of Royal Capital Corp. ("Royal").

     Inamco hereby engages Royal to provide certain services to Inamco on a non-exclusive and best efforts basis. Royal shall familiarize itself with the business operations, prospects and management of Inamco. Based upon the forgoing, Royal shall provide Inamco with an anaylsis of the same and shall provide Inamco with recommendations to enhance Inamco's operations and recommendations to enhance the marketing of its products.

     The term of such services by Royal shall be two (2) years from the date hereof. All services rendered by Royal hereunder shall be on a non-exclusive basis and Royal shall provide and allocate such time as it deems necessary to the performance hereunder. Inamco shall not be obligated to implement any recommendation made by Royal, if any, it being understood that Inamco shall be under no obligation as to the implementation of the same.

     In consideration of Royal's services and commitment hereunder, Inamco agrees to immediately grant Royal and/or its designees, upon the execution hereof, with 1,000,000 shares of its common stock. Inamco agrees that said shares of stock shall be registered uder applicable securities laws so as to cause said shares to become freely tradable without restriction as soon as may be practicable. For purposes of the foregoing, Inamco agrees to file, at its cost, such registration statements, including but not limited to Form S-8, as Royal may determine so as to effectuate the foregoing. The parties hereto represent that no further corporate action is required to effectuate the terms hereof.

     If the foregoing properly reflect our understanding kindly indicate in the space provided below.


INAMCO INTERNATIONAL CORP.          ROYAL CAPITAL CORP.



By:___________________________               By:_____________________
      Varges George, President                          Jerry Swon, President



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